As filed with the Securities and Exchange Commission on January 16, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 15, 2026

B&G Foods, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-32316	13-3918742
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Four Gatehall Drive, Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (973) 401-6500

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BGS	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On January 15, 2026, B&G Foods, Inc. and B&G Foods North America, Inc., a wholly owned operating subsidiary of B&G Foods, entered into an asset purchase agreement with Del Monte Foods Holdings Limited and certain of its affiliates, pursuant to which B&G Foods North America has agreed to acquire the College Inn and Kitchen Basics broth and stock business from Del Monte Foods for a purchase price of $110 million in cash, subject to an adjustment based upon inventory at closing, and assumption of certain liabilities. B&G Foods is guarantying the obligations of B&G Foods North America under the agreement.

Del Monte Foods Corporation II Inc. and certain of its affiliates commenced voluntary Chapter 11 proceedings in the United States Bankruptcy Court for the District of New Jersey on July 1, 2025. The asset purchase agreement contains customary representations, warranties and covenants of the parties for a transaction involving the acquisition of assets from a debtor in bankruptcy. It also includes an agreement for Del Monte Foods, or one or more buyers of other business units being sold by Del Monte Foods, to provide certain transition services associated with the acquired business for up to 180 days following closing. Subject to the entry of an order of the bankruptcy court approving the asset purchase agreement and authorizing the sale, the satisfaction of other customary closing conditions, and the simultaneous closing of two other bankruptcy sales unrelated to B&G Foods or the broth and stock business by Del Monte Foods and its affiliates to buyers of other business units being sold by Del Monte Foods and its affiliates, the acquisition is expected to close during the first quarter of 2026.

None of B&G Foods, B&G Foods North America or any of their affiliates, or any director or officer of B&G Foods or B&G Foods North America, or any associate of any such director or officer, has any material relationship with Del Monte Foods or any of its affiliates. The terms of the asset purchase agreement, including the purchase price, were determined pursuant to a competitive auction process that was conducted in connection with the Chapter 11 bankruptcy proceedings of Del Monte Foods.

B&G Foods expects to fund the acquisition and related fees and expenses with cash on hand, including the proceeds of divestitures, and additional revolving loans under its existing credit facility.

The asset purchase agreement has been filed as Exhibit 2.1 to this report to provide investors and securities holders with information regarding its terms. It is not intended to provide any other factual information about the parties to the asset purchase agreement or the business to be acquired. The asset purchase agreement contains representations and warranties that the parties to the asset purchase agreement made solely for the benefit of each other. The assertions embodied in such representations and warranties are qualified by information contained in confidential disclosure schedules that the parties exchanged in connection with signing the asset purchase agreement. In addition, these representations and warranties (i) may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate, (ii) may apply materiality standards different from what may be viewed as material to investors and securities holders, and (iii) were made only as of the date of the asset purchase agreement or as of such other date or dates as may be specified in the asset purchase agreement. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the asset purchase agreement, which subsequent information may or may not be fully reflected in B&G Foods’ public disclosures. Investors and securities holders are urged not to rely on such representations and warranties as characterizations of the actual state of facts or circumstances at this time or any other time

Item 7.01. Regulation FD Disclosure.

On January 15, 2026, B&G Foods issued a press release announcing the execution and delivery of the asset purchase agreement described above. The information contained in the press release, which is attached to this report as Exhibit 99.1, is incorporated by reference herein and is furnished pursuant to Item 7.01, “Regulation FD Disclosure.”

Item 9.01. Financial Statements and Exhibits.

(d)       Exhibits.

2.1	Asset Purchase Agreement, dated as of January 15, 2026, by and among B&G Foods North America, Inc., B&G Foods, Inc., Del Monte Foods Holding Limited and the other parties listed as signatories thereto.

99.1	Press Release dated January 15, 2026, furnished pursuant to Item 7.01

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B&G FOODS, INC.

Dated: January 16, 2026	By:	/s/ Scott E. Lerner
Scott E. Lerner
Executive Vice President, General Counsel and Secretary